FORM 8–K  —  CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2003

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Embarcadero Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

ITEM 5.  OTHER EVENTS

The following announcement of earnings for the quarter ended September 30, 2003 was released on November 14, 2003:

TEKNOWLEDGE Reports Increases In Revenues And Net Income For Q3 2003.

PALO ALTO, Calif.—November 14, 2003—Teknowledge Corporation (NASDAQ-SC: TEKC), a leading provider of software and services to transform business data into value, reports financial results for the third quarter ending September 30, 2003. Net income was $204,000, or $0.03 per diluted share, compared to a loss of ($382,000), or ($0.07) per diluted share, in the third quarter of 2002. Teknowledge has reported profitable results for three consecutive quarters in 2003.

Revenue for the third quarter of 2003 was $3,041,000 compared to $2,730,000 in the third quarter of 2002. Revenue from contract R&D customers in the third quarter of 2003 was $1,379,000 versus $2,180,000 in the comparable quarter in 2002. The Company is proposing new R&D work to replace some large government contracts that expired in 2003. Commercial revenues were $1,662,000 in the third quarter versus $550,000 in the third quarter of 2002. Approximately 51% of the third quarter commercial revenue was attributed to a combination TekPortal®/OFX sale for one large financial services customer. Based on a review of the pipeline of new business opportunities and customer maintenance commitments, Teknowledge believes commercial revenues will increase in the fourth quarter of 2003 over comparable 2002 results.

President and CEO Neil Jacobstein commented: “We are pleased with the results for the third quarter. Teknowledge turned an important corner with respect to product, income, and customer base in the third quarter. We are building out a strong TekPortal® Enterprise Aggregation Suite, and working closely with our partners and customers to ensure that it meets their needs, both now, and for the future.”

Jacobstein continued: “We have often said that given the diffusion rates for fundamental innovative technologies, our objective is to make Teknowledge a 25 year “overnight” success. We are only in year 22. We have made major headway already, but have barely scratched the surface of what is possible in transforming data into value for on-line financial services, or for homeland security and defense operations. Teknowledge continues to be well-positioned for long-term growth, and we expect some of this growth to occur in turbulent times. There may be ups and downs, but we believe Teknowledge’s diversified business base will buffer these changes, and provide a robust platform for innovation, adaptation, and growth.”

“Our next move is to leverage our intellectual property and our market position to add the resources needed to compound our gains and amplify our strengths in the financial and defense sectors”, Jacobstein said. “We intend to increase our cash base, grow our businesses over time, and manage for the future.”

About Teknowledge

Teknowledge Corporation (Nasdaq SmallCap:TEKC) provides advanced software and services to transform business data into value. Teknowledge’s TekPortal® is the largest selling financial account aggregation software licensed worldwide. Teknowledge has extensive Internet banking product and service experience, and is a prime contractor for R&D in Internet security, web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including nine software patents.

More information about Teknowledge may be found at www.teknowledge.com.

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations regarding the future demand for the company’s products and services in 2003, as well as overall demand, market acceptance, and anticipated revenue and profitability from both current and planned products and services, including contract R&D, commercial products or services, and litigation and license opportunities related to the company’s IP. All forward-looking statements involve risk and uncertainties as outlined in detail in the Company’s reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements contained herein.

TEKNOWLEDGE CORPORATION
Consolidated Balance Sheets

(In thousands)

	September 30,	Dec. 31,
	2003	2002

	(unaudited)
Assets

Cash and cash equivalents	$1,309	$1,114
Receivables and unbilled charges	1,647	1,810
Other assets	172	159
Deferred tax asset, short–term	768	768
Capitalized software, net	4,465	4,760
Equipment and improvements, net	140	237

Total assets	$8,501	$8,848

Liabilities and stockholders’ equity

Accounts payable	$1,223	$907
Accrued payroll & related liabilities	846	1,154
Line of credit	860	1,317
Other accrued liabilities	1,061	1,448
Stockholders’ equity	4,511	4,022

Total liabilities and stockholders’ equity	$8,501	$8,848

TEKNOWLEDGE CORPORATION
Unaudited Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended September 30,
	2003	2002

Revenues	$3,041	$2,730
Costs and expenses	2,828	3,093

Operation income (loss)	213	(363)
Nonoperating income (loss)	(9)	(19)

Income (loss) before tax	204	(382)
Provision for income tax	–	–

Net income (loss)	$204	$(382)

Diluted net income (loss) per share	$0.03	$(0.07)

Shares used in computing diluted net imcome (loss) per share	5,888	5,718

	Nine Months Ended September 30,
	2003	2002

Revenues	$8,782	$8,888
Costs and expenses	8,283	9,526

Operation income (loss)	499	(638)
Nonoperating income (loss)	(11)	(15)

Income (loss) before tax	488	(653)
Provision for income tax	–	–

Net income (loss)	$488	$(653)

Diluted net income (loss) per share	$0.08	$(0.11)

Shares used in computing diluted net imcome (loss) per share	5,761	5,713

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: November 14, 2003	by: /s/ Dennis A. Bugbee
Dennis A. Bugbee, Vice President Finance, Chief Financial Officer